HealthEquity Reports Fourth Quarter and Fiscal Year Ended January 31, 2020 Financial Results
Highlights of the fiscal year include:
•Revenue of $532.0 million, an increase of 85% compared to $287.2 million in FY19.
•Net income of $39.7 million, compared to $73.9 million in FY19, with non-GAAP net income of $118.4 million, compared to $81.8 million in FY19.
•Net income per diluted share of $0.58, compared to $1.17 in FY19, with non-GAAP net income per diluted share of $1.73, compared to $1.29 in FY19.
•Adjusted EBITDA of $196.5 million, compared to $118.4 million in FY19.
•5.3 million HSAs, an increase of 34% compared to FY19.
•$11.5 billion Total HSA Assets, an increase of 43% compared to FY19.
•12.8 million Total Accounts, including both HSAs and complementary consumer-directed benefit ("CDB") accounts.
•The WageWorks acquisition closed on August 30, 2019.
Highlights of the fourth quarter include:
•Revenue of $201.2 million, an increase of 166% compared to $75.8 million in Q4 FY19.
•Net loss of $0.2 million, compared to net income of $13.1 million in Q4 FY19, with non-GAAP net income of $27.9 million, compared to $18.9 million in Q4 FY19.
•Net loss per diluted share of less than one-half of one cent, compared to net income per diluted share of $0.21 in Q4 FY19, with non-GAAP net income per diluted share of $0.39, compared to $0.30 in Q4 FY19.
•Adjusted EBITDA of $61.3 million, compared to $27.3 million in Q4 FY19.
Draper, Utah – March 16, 2020 – HealthEquity, Inc. (NASDAQ: HQY) ("HealthEquity" or the "Company"), the nation's largest health savings account ("HSA") non-bank custodian, today announced financial results for its fourth quarter and fiscal year ended January 31, 2020.
“The HealthEquity team delivered a strong fourth quarter to cap another record-setting year of growth in fiscal 2020, while also accelerating the WageWorks integration. Revenue for the full year increased 85% to $532 million, while driving Adjusted EBITDA growth 66% to $196 million – both record highs,” said Jon Kessler, President and CEO of HealthEquity. “More importantly, we have entered fiscal year 2021 with momentum in HSA growth, taking a larger share of the market than ever before.”
Fiscal year financial results
Revenue for the fiscal year ended January 31, 2020 of $532.0 million grew 85% compared to $287.2 million for the fiscal year ended January 31, 2019, and 21% excluding the impact of the WageWorks acquisition and related realized net synergies. Revenue this year included: service revenue of $262.9 million, custodial revenue of $181.9 million, and interchange revenue of $87.2 million.
HealthEquity reported net income of $39.7 million, or $0.58 per diluted share, and non-GAAP net income of $118.4 million, or $1.73 per diluted share, for the fiscal year ended January 31, 2020. The Company reported net income of $73.9 million, or $1.17 per diluted share, and non-GAAP net income of $81.8 million, or $1.29 per diluted share, for the fiscal year ended January 31, 2019.
Adjusted EBITDA of $196.5 million for the fiscal year ended January 31, 2020 grew 66% compared to $118.4 million for the fiscal year ended January 31, 2019. Adjusted EBITDA was 37% of revenue compared to 41% for the fiscal year ended January 31, 2019.
As of January 31, 2020, HealthEquity had $191.7 million of cash and cash equivalents and $1.22 billion of outstanding debt, net of issuance costs. This compares to $361.5 million in cash and cash equivalents and no outstanding debt as of January 31, 2019.
Fourth quarter financial results
Revenue for the fourth quarter ended January 31, 2020 of $201.2 million grew 166% compared to $75.8 million for the fourth quarter ended January 31, 2019, and 17% excluding the impact of the WageWorks acquisition and related realized net synergies. Revenue this quarter included: service revenue of $122.2 million, custodial revenue of $49.3 million, and interchange revenue of $29.7 million.

HealthEquity reported a net loss of $0.2 million, or less than one-half of one cent per diluted share, and non-GAAP net income of $27.9 million, or $0.39 per diluted share, for the fourth quarter ended January 31, 2020. The Company reported net income of $13.1 million, or $0.21 per diluted share, and non-GAAP net income of $18.9 million, or $0.30 per diluted share, for the fourth quarter ended January 31, 2019.
Adjusted EBITDA was $61.3 million for the fourth quarter ended January 31, 2020, an increase of 125% compared to $27.3 million for the fourth quarter ended January 31, 2019. Adjusted EBITDA was 30% of revenue compared to 36% for the fourth quarter ended January 31, 2019.
Account and asset metrics
HSAs as of January 31, 2020 exceeded 5.3 million, an increase of 34% year over year, or 15% excluding acquired HSAs. Active HSAs were 4.3 million, up 34% from one year ago, including 220,000 HSAs with investments, an increase of 35% year over year. Total Accounts as of January 31, 2020 reached 12.8 million, including 7.4 million CDBs, including 6.8 million from the WageWorks acquisition.
Total HSA Assets as of January 31, 2020 were $11.5 billion, an increase of 43% year over year, or 22% excluding acquired HSA assets. Total HSA assets included $8.7 billion of HSA cash and $2.8 billion of HSA investment assets. Client-held funds, which are pre-funds held on behalf of our Clients to facilitate administration of our CDBs, and from which we generate custodial revenue, were $779.0 million as of January 31, 2020, including approximately $632.0 million from the WageWorks acquisition.
New HSA openings and HSA asset growth
HealthEquity reported sales of 724,000 new HSAs in the year ended January 31, 2020, 7% more than in the previous fiscal year. HSA members grew their balances by approximately $1.7 billion during the year, a 35% increase year over year, reflecting both large net inflows and positive market results.
WageWorks closing and integration
HealthEquity completed its acquisition of WageWorks on August 30, 2019.  We aim to achieve our previously stated goal of a run rate of $50 million of net synergies by the end of fiscal 2021. We have continued to make progress on commitments to WageWorks clients, and expect to complete the on-shoring of all telephone-based member services to the United States during the second quarter of fiscal 2021.
Business outlook
For the fiscal year ending January 31, 2021, we expect our revenue to be between $770 million and $790 million. Our outlook for net loss is a range of $14 million to $4 million, resulting in a net loss per diluted share range of $0.19 to $0.05. Our Adjusted EBITDA outlook is a range of $245 million to $255 million. We also expect our non-GAAP net income, calculated using the updated method described below, to be in a range between $124 million and $132 million. Our non-GAAP net income outlook, results in a non-GAAP net income per diluted share range between $1.70 and $1.81 (based on an estimated 73 million weighted-average shares outstanding).
See “Non-GAAP financial information” below for definitions of our Adjusted EBITDA and non-GAAP net income. A reconciliation of the non-GAAP financial measures used throughout this release to the most comparable GAAP financial measures is included with the financial tables at the end of this release.
Conference call
HealthEquity management will host a conference call at 4:30 pm (Eastern Time) on Monday, March 16, 2020 to discuss the fiscal year 2020 fourth quarter and fiscal year financial results. The conference call will be accessible by dialing 844-791-6252, or 661-378-9636 for international callers, and referencing conference ID 2567145. A live audio webcast of the call will also be available on the investor relations section of our website at http://ir.healthequity.com.
Non-GAAP financial information
To supplement our financial information presented on a GAAP basis, we disclose non-GAAP financial measures, including Adjusted EBITDA, non-GAAP net income, and non-GAAP net income per diluted share.
•Adjusted EBITDA is adjusted earnings before interest, taxes, depreciation and amortization, amortization of acquired intangible assets, stock-based compensation expense, merger integration and acquisition-related costs, gains and losses on marketable equity securities, and other certain non-operating items.

•Non-GAAP net income is calculated by adding back to GAAP net income amortization of acquired intangible assets, stock-based compensation expense, and integration and acquisition-related costs, net of an estimated statutory tax rate, subtracting the excess tax benefits due to the adoption of ASU 2016-09, and adjusting for gains and losses on marketable equity securities, net of an estimated statutory tax rate. In response to feedback received from investors, the Company will use an updated method for calculating non-GAAP net income beginning in fiscal year 2021. The updated method will summarize the effect of a non-GAAP income tax provision in a single line item, rather than presenting each non-GAAP adjustment net of the related tax effect. For comparison, separate reconciliations of non-GAAP net income have been provided in the tables below using the current method and the updated method.
•Non-GAAP net income per diluted share is calculated by dividing non-GAAP net income by diluted weighted-average shares outstanding.
Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. We believe that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company's financial condition and results of operations. The Company cautions investors that non-GAAP financial information, by its nature, departs from GAAP; accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the results of other companies. In addition, while amortization of acquired intangible assets is being excluded from non-GAAP net income, the revenue generated from those acquired intangible assets is not excluded. Whenever we use these non-GAAP financial measures, we provide a reconciliation of the applicable non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed in the tables below.
About HealthEquity
HealthEquity administers Health Savings Accounts (HSAs) and other consumer-directed benefits for our more than 12 million accounts in partnership with employers, benefits advisors, and health and retirement plan providers who share our mission to connect health and wealth and value our culture of remarkable “Purple” service. For more information, visit www.healthequity.com.
Forward-looking statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our industry, business strategy, plans, goals and expectations concerning our markets and market position, product expansion, future operations, expenses and other results of operations, revenue, margins, profitability, future efficiencies, tax rates, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.
Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to be correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, risks related to the following:
•our ability to realize the anticipated financial and other benefits from combining the operations of WageWorks with our business in an efficient and effective manner;
•our ability to compete effectively in a rapidly evolving healthcare and benefits administration industry;
•our dependence on the continued availability and benefits of tax-advantaged health savings accounts and other consumer-directed benefits;
•our ability to successfully identify, acquire and integrate additional portfolio purchases or acquisition targets;
•the significant competition we face and may face in the future, including from those with greater resources than us;

•our reliance on the availability and performance of our technology and communications systems;
•recent and potential future cybersecurity breaches of our technology and communications systems and other data interruptions, including resulting costs and liabilities, reputational damage and loss of business;
•the current uncertain healthcare environment, including changes in healthcare programs and expenditures and related regulations;
•our ability to comply with current and future privacy, healthcare, tax, investment adviser and other laws applicable to our business;
•our reliance on partners and third party vendors for distribution and important services;
•our ability to develop and implement updated features for our technology and communications systems and successfully manage our growth;
•our ability to protect our brand and other intellectual property rights; and
•our reliance on our management team and key team members.
For a detailed discussion of these and other risk factors, please refer to the risks detailed in our filings with the Securities and Exchange Commission, including, without limitation, our most recent Quarterly Report on Form 10-Q and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Relations Contact
Richard Putnam
801-727-1209
rputnam@healthequity.com

HealthEquity, Inc. and its subsidiaries
Consolidated balance sheets (unaudited)

(in thousands, except par value)	January 31, 2020	January 31, 2019
Assets
Current assets
Cash and cash equivalents	$191,726	$361,475
Accounts receivable, net of allowance for doubtful accounts of $1,216 and $125 as of January 31, 2020 and 2019, respectively	70,485	25,668
Other current assets	33,793	7,534
Total current assets	296,004	394,677
Property and equipment, net	33,486	8,223
Operating lease right-of-use assets	83,178	—
Intangible assets, net	783,279	79,666
Goodwill	1,334,127	4,651
Deferred tax asset	18	1,677
Other assets	35,089	21,122
Total assets	$2,565,181	$510,016
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,980	$3,520
Accrued compensation	50,121	16,981
Accrued liabilities	46,572	8,552
Current portion of long-term debt	39,063	—
Operating lease liabilities	12,401	—
Total current liabilities	152,137	29,053
Long-term liabilities
Long-term debt, net of issuance costs	1,181,615	—
Operating lease liabilities, non-current	68,017	—
Other long-term liabilities	2,625	2,968
Deferred tax liability	130,492	916
Total long-term liabilities	1,382,749	3,884
Total liabilities	1,534,886	32,937
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value, 100,000 shares authorized, no shares issued and outstanding as of January 31, 2020 and 2019	—	—
Common stock, $0.0001 par value, 900,000 shares authorized, 71,051 and 62,446 shares issued and outstanding as of January 31, 2020 and 2019, respectively	7	6
Additional paid-in capital	818,774	305,223
Accumulated earnings	211,514	171,850
Total stockholders’ equity	1,030,295	477,079
Total liabilities and stockholders’ equity	$2,565,181	$510,016

HealthEquity, Inc. and its subsidiaries
Consolidated statements of operations and comprehensive income (loss) (unaudited)

	Three months ended January 31,		Year ended January 31,
(in thousands, except per share data)	2020	2019	2020	2019
Revenue
Service revenue	$122,158	$25,767	$262,868	$100,564
Custodial revenue	49,354	35,465	181,892	126,178
Interchange revenue	29,688	14,545	87,233	60,501
Total revenue	201,200	75,777	531,993	287,243
Cost of revenue
Service costs	78,191	24,050	170,863	76,858
Custodial costs	4,847	3,632	17,563	14,124
Interchange costs	4,481	3,650	17,658	15,068
Total cost of revenue	87,519	31,332	206,084	106,050
Gross profit	113,681	44,445	325,909	181,193
Operating expenses
Sales and marketing	13,936	7,893	43,951	29,498
Technology and development	31,515	10,002	77,576	35,057
General and administrative	23,368	8,478	60,561	33,039
Amortization of acquired intangible assets	18,668	1,491	34,704	5,929
Merger integration	11,652	—	32,111	—
Total operating expenses	99,139	27,864	248,903	103,523
Income from operations	14,542	16,581	77,006	77,670
Other expense
Interest expense	(14,417)	(66)	(24,772)	(270)
Other expense, net	(732)	(155)	(9,079)	(1,582)
Total other expense	(15,149)	(221)	(33,851)	(1,852)
Income (loss) before income taxes	(607)	16,360	43,155	75,818
Income tax provision (benefit)	(417)	3,241	3,491	1,919
Net income (loss) and comprehensive income (loss)	$(190)	$13,119	$39,664	$73,899
Net income (loss) per share:
Basic	$0.00	$0.21	$0.59	$1.20
Diluted	$0.00	$0.21	$0.58	$1.17
Weighted-average number of shares used in computing net income (loss) per share:
Basic	70,880	62,183	67,026	61,836
Diluted	70,880	63,723	68,453	63,370

HealthEquity, Inc. and its subsidiaries
Consolidated statements of cash flows (unaudited)

	Year ended January 31,
(in thousands)	2020	2019	2018
Cash flows from operating activities:
Net income	$39,664	$73,899	$47,362
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,352	18,185	15,952
Stock-based compensation	39,844	21,057	14,310
(Gains) losses on marketable equity securities and other	(23,151)	1,173	597
Deferred taxes	3,665	408	4,306
Changes in operating assets and liabilities:
Accounts receivable	(6,127)	(4,306)	(4,734)
Other assets	(11,659)	(5,893)	(760)
Operating lease right-of-use assets	6,218	—	—
Accounts payable	(3,839)	863	(581)
Accrued compensation	4,550	4,432	3,827
Accrued liabilities and other current liabilities	6,806	3,031	484
Operating lease liabilities, non-current	(5,383)	—	—
Other long-term liabilities	(83)	573	939
Net cash provided by operating activities	105,857	113,422	81,702
Cash flows from investing activities:
Acquisitions, net of cash acquired	(1,647,425)	—	(2,882)
Purchases of marketable securities	(53,845)	(728)	(483)
Purchases of property and equipment	(7,286)	(3,869)	(5,458)
Purchases of software and capitalized software development costs	(25,654)	(9,978)	(10,380)
Acquisition of intangible member assets	(9,134)	(1,195)	(17,545)
Proceeds from sale of marketable securities	—	41,422	—
Net cash provided by (used in) investing activities	(1,743,344)	25,652	(36,748)
Cash flows from financing activities:
Proceeds from long-term debt	1,250,000	—	—
Payment of debt issuance costs	(30,504)	—	—
Principal payments on long-term debt	(7,813)	—	—
Settlement of client-held funds obligation	(213,787)	—	—
Proceeds from follow-on offering, net of payments for offering costs	458,495	—	—
Proceeds from exercise of common stock options	11,347	22,929	14,564
Net cash provided by financing activities	1,467,738	22,929	14,564
Increase (decrease) in cash and cash equivalents	(169,749)	162,003	59,518
Beginning cash and cash equivalents	361,475	199,472	139,954
Ending cash and cash equivalents	$191,726	$361,475	$199,472

Stock-based compensation expense (unaudited)
Total stock-based compensation expense included in the consolidated statements of operations and comprehensive income (loss) is as follows:

	Three months ended January 31,		Year ended January 31,
(in thousands)	2020	2019	2020	2019
Cost of revenue	$1,507	$829	$4,792	$2,837
Sales and marketing	1,225	950	4,694	3,536
Technology and development	2,049	1,440	7,649	5,117
General and administrative	3,486	2,377	12,972	9,567
Merger integration	383	—	1,603	—
Other expense, net	—	—	13,714	—
Total stock-based compensation expense	$8,650	$5,596	$45,424	$21,057
Total Accounts (unaudited)

			% change from
(in thousands, except percentages)	January 31, 2020	January 31, 2019	2019 to 2020
HSAs	5,344	3,994	34%
Average HSAs - Year-to-date	4,517	3,608	25%
Average HSAs - Quarter-to-date	5,179	3,813	36%
New HSAs from Sales - Year-to-date	724	674	7%
New HSAs from Acquisitions - Year-to-date	757	5	n/a
New HSAs from Sales - Quarter-to-date	379	341	11%
Active HSAs	4,348	3,241	34%
HSAs with investments	220	163	35%
CDBs	7,437	572	n/a
Total Accounts	12,781	4,566	180%
Average Total Accounts - Year-to-date	8,013	4,194	91%
Average Total Accounts - Quarter-to-date	12,603	4,402	186%
HSA assets (unaudited)

			% change from
(in millions, except percentages)	January 31, 2020	January 31, 2019	2019 to 2020
HealthEquity HSA cash (custodial revenue) (1)	$7,244	$6,428	13%
WageWorks HSA cash (custodial revenue) (2)	1,057	—	n/a
WageWorks HSA cash (no custodial revenue) (3)	383	—	n/a
Total HSA cash	8,684	6,428	35%
HealthEquity HSA investments (custodial revenue) (1)	2,495	1,670	49%
WageWorks HSA investments (no custodial revenue) (3)	362	—	n/a
Total HSA investments	2,857	1,670	71%
Total HSA Assets	11,541	8,098	43%
Average daily HealthEquity HSA cash - Year-to-date	6,523	5,586	17%
Average daily HealthEquity HSA cash - Quarter-to-date	$6,788	$5,837	16%
(1) HSA Assets administered by HealthEquity that generate custodial revenue. These amounts exclude HSA Assets administered by WageWorks.
(2) HSA Assets administered by WageWorks that generate custodial revenue.
(3) HSA Assets administered by WageWorks that do not generate custodial revenue.

Client-held funds (unaudited)

			% change from
(in millions, except percentages)	January 31, 2020	January 31, 2019	2019 to 2020
Client-held funds (custodial revenue) (1)	$779,000	$—	n/a
Average daily Client-held funds - Year-to-date (1)	382,000	—	n/a
Average daily Client-held funds - Quarter-to-date (1)	$727,000	$—	n/a
(1) Client-held funds that generate custodial revenue. The Company did not have material Client-held funds prior to the WageWorks acquisition.
Net income (loss) reconciliation to Adjusted EBITDA (unaudited)

	Three months ended January 31,		Year ended January 31,
(in thousands)	2020	2019	2020	2019
Net income (loss)	$(190)	$13,119	$39,664	$73,899
Interest income	(632)	(1,027)	(5,905)	(1,946)
Interest expense	14,417	66	24,772	270
Income tax provision (benefit)	(417)	3,241	3,491	1,919
Depreciation and amortization	7,708	3,196	20,648	12,256
Amortization of acquired intangible assets	18,668	1,491	34,704	5,929
Stock-based compensation expense	8,267	5,596	30,107	21,057
Merger integration expenses (1)	11,652	—	32,111	—
Acquisition costs (2)	98	1,047	40,810	2,121
(Gain) loss on marketable equity securities	(190)	(19)	(27,760)	102
Other (3)	1,957	578	3,811	2,775
Adjusted EBITDA	$61,338	$27,288	$196,453	$118,382
(1)Includes $1.6 million of stock-based compensation expense related to post-acquisition integration activities.
(2)Includes $13.7 million of stock-based compensation expense related to acquisition-related cash and equity accelerations.
(3)For the fiscal years ended January 31, 2020 and 2019, Other consisted of amortization of incremental costs to obtain a contract of $1.9 million and $1.5 million, and other costs of $1.9 million and $1.3 million, respectively. For the three months ended January 31, 2020 and 2019, Other consisted of amortization of incremental costs to obtain a contract of $0.5 million and $0.4 million, and other costs of $1.5 million and $0.2 million, respectively.
Reconciliation of net income outlook to Adjusted EBITDA outlook (unaudited)

Outlook for the year ending
(in millions)	January 31, 2021
Net loss	$(14) - (4)
Interest income	~(1)
Interest expense	~39
Income tax benefit	~(3)
Depreciation and amortization	~39
Amortization of acquired intangible assets	~74
Stock-based compensation expense	~48
Merger integration expenses	~60
Other	~3
Adjusted EBITDA	$245 - 255

Reconciliation of net income to non-GAAP net income (unaudited)

	Three months ended	Year ended
(in millions, except per share data)	January 31, 2020	January 31, 2020
Net income (loss)	$—	$40
Amortization of acquired intangible assets, net of tax (1)	14	26
Stock-based compensation expense, net of tax (1)	6	23
Excess tax benefit due to adoption of ASU 2016-09	(1)	(5)
Merger integration expenses, net of tax (1)	9	24
Acquisition costs, net of tax (1)	—	31
Gain on marketable equity securities, net of tax (1)	—	(21)
Non-GAAP net income	$28	$118

Diluted weighted-average shares	72	68
Non-GAAP net income per diluted share (2)	$0.39	$1.73
(1) For the three months and fiscal year ended January 31, 2020, the Company used an estimated statutory tax rate of 24% to calculate the net impact of non-GAAP adjustments to net income.
(2) Non-GAAP net income per diluted share may not calculate due to rounding of non-GAAP net income and diluted weighted-average shares.
Reconciliation of net income to non-GAAP net income - Method to be used for future periods (unaudited)

	Three months ended	Year ended	Outlook for the year ending
(in millions, except per share data)	January 31, 2020	January 31, 2020	January 31, 2021
Net income (loss)	$—	$40	$(14) - (4)
Income tax provision (benefit)	(1)	3	~(3)
Income (loss) before income tax provision (benefit) - GAAP	(1)	43	(17) - (7)
Non-GAAP adjustments:
Amortization of acquired intangible assets	19	35	~74
Stock-based compensation expense	8	30	~48
Merger integration expenses	12	32	~60
Acquisition costs	—	41	—
Gain on marketable equity securities	—	(28)	—
Total adjustments to GAAP income before income tax provision	39	110	~178
Income before income tax provision - Non-GAAP	38	153	165 - 175
Income tax provision - Non-GAAP (1)	10	38	41 - 43
Non-GAAP net income - Method to be used for future periods	$28	$115	$124 - 132

Diluted weighted-average shares	72	68	73
Non-GAAP net income per diluted share (2)	$0.39	$1.68	$1.70 - 1.81
(1) The Company utilizes a normalized non-GAAP tax rate to provide better consistency across the interim reporting periods within a given fiscal year by eliminating the effects of non-recurring and period-specific items, which can vary in size and frequency, and which are not necessarily reflective of the Company’s longer-term operations. The normalized non-GAAP tax rate applied to each period presented was 25%. The Company may adjust its non-GAAP tax rate as additional information becomes available and in conjunction with any other significant events occur that may materially affect this rate, such as merger and acquisition activity, changes in business outlook, or other changes in expectations regarding tax regulations.
(2) Non-GAAP net income per diluted share may not calculate due to rounding of non-GAAP net income and diluted weighted-average shares.

Certain terms

Term	Definition
HSA	A financial account through which consumers spend and save long-term for healthcare on a tax-advantaged basis.
CDB	Consumer-directed benefits offered by employers, including flexible spending and health reimbursement arrangements (“FSAs” and “HRAs”), Consolidated Omnibus Budget Reconciliation Act (“COBRA”) administration, commuter and other benefits.
HSA member	Consumers with HSAs that we serve.
Active HSAs	An HSA that (i) is associated with a Network Partner or a Client, in each case as of the end of the applicable period; or (ii) has a custodial balance at any point during the previous twelve month period.
Total HSA Assets	HSA members' deposits with our federally insured custodial depository partners and custodial cash deposits invested in an annuity contract with our insurance company partner. Total HSA Assets also includes HSA members' investments in mutual funds through our custodial investment fund partner.
Client	Our employer clients.
Total Accounts	The sum of HSAs and CDBs on our platforms.
Client-held funds	Pre-funds held on behalf of our Clients to facilitate administration of our CDBs
Network Partner	Our health plan partners, benefits administrators, and retirement plan recordkeepers.
Adjusted EBITDA	Adjusted earnings before interest, taxes, depreciation and amortization, amortization of acquired intangible assets, stock-based compensation expense, merger integration and acquisition-related costs, gains and losses on marketable equity securities, and other certain non-operating items.
Non-GAAP net income	Calculated by adding back to net income the following items: amortization of acquired intangible assets, stock-based compensation expense, and merger integration and acquisition-related costs, net of an estimated statutory tax rate, subtracting the excess tax benefits due to the adoption of ASU 2016-09, and adjusting for gains and losses on marketable equity securities, net of an estimated statutory tax rate. Certain of these items were added to the definition at the time of the WageWorks acquisition. Fiscal year 2019 amounts have been updated to reflect the change in definition.
Non-GAAP net income - Method to be used for future periods	Calculated by adding back to net income before provision for income taxes the following items: amortization of acquired intangible assets, stock-based compensation expense, merger integration and acquisition-related costs, and gains and losses on marketable equity securities.
Non-GAAP net income per diluted share	Calculated by dividing non-GAAP net income by diluted weighted-average shares outstanding.